The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Reg No. 333-159958
SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 22, 2009)

$175,000,000

Common Stock

We are offering           shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market under the symbol “UCBI.” On September 21, 2009, the closing sale price of our common stock was $7.25 per share as reported on The Nasdaq Global Select Market.

Investing in our common stock involves risks. See “Risk Factors” on page S-8 of this prospectus supplement before you make your investment decision.

	Per Share	Total

Public offering price	$		$175,000,000
Underwriting Discount	$	$
Proceeds, before expenses, to United Community Banks, Inc.	$	$

The underwriters have the option to purchase up to           additional shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock on or about          , 2009 only in book-entry form through the facilities of The Depository Trust Company.

Sandler O’neill + partners, l.p.     SunTrust Robinson Humphrey

The date of this prospectus supplement is September   , 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, and the underwriters, are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date. Unless the context indicates otherwise, all references in this prospectus supplement and accompanying prospectus to we, our, us, United or the company refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of common stock, shares of preferred stock, debt securities, warrants or any combination of the foregoing securities of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” on page ii of the accompanying prospectus before investing in our common stock.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the Untied States. This prospectus supplement and the accompanying prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information incorporated by reference into these documents, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about United and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends,” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries. We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this prospectus supplement, in

S-ii

the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated in our quarterly reports on Form 10-Q, as well as the following:

•	our ability to become profitable;

•	the results of our most recent internal stress test may not accurately predict the impact on our financial condition if the economy were to continue to deteriorate;

•	the condition of the banking system and financial markets;

•	our limited ability to raise capital or maintain liquidity;

•	we may not be able to raise capital consistent with our capital plan;

•	our ability to access other sources of funding;

•	changes in the cost and availability of funding;

•	our business is subject to the success of the local economies in which we operate;

•	our concentration of residential and commercial construction and development loans is subject to unique risks that could adversely affect our earnings;

•	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

•	if our allowance for loan losses is not sufficient to cover actual loan losses, earnings would decrease;

•	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

•	the adverse effects on future earnings resulting from non-cash charges for goodwill impairment;

•	we may not fully realize our deferred tax asset balances;

•	competition from financial institutions and other financial service providers may adversely affect our profitability;

•	the United States Department of Treasury (“Treasury”) may change the terms of our Series B Preferred Stock;

•	we may face risks with respect to future expansion and acquisitions;

•	conditions in the stock market, the public debt market and other capital markets deteriorate;

•	financial services laws and regulations change;

•	the failure of other financial institutions;

•	a special assessment imposed by the FDIC on all FDIC-insured institutions, which will decrease our earnings in 2009, and any additional special assessments that the FDIC may impose in the future;

•	we are subject to a board resolution proposed to us by the Federal Reserve Bank of Atlanta, and we may become subject to an informal memorandum of understanding or formal enforcement action; and

•	unanticipated regulatory or judicial proceedings or enforcement actions occur, or any such proceedings or enforcement actions are more severe that we anticipate.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus supplement are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To understand this offering fully, you should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, which are incorporated herein by reference. Unless otherwise indicated, all share information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Our Company

We are the third largest bank holding company headquartered in Georgia with assets of $8.4 billion, loans of $5.5 billion, deposits of $6.8 billion, shareholders’ equity of $855.3 million and tangible common equity of $429 million as of June 30, 2009. We conduct substantially all of our operations through our wholly-owned Georgia bank subsidiary, United Community Bank, which operates with decentralized management that is currently organized as 27 separate “community banks” at 110 locations in north Georgia, the Atlanta metropolitan statistical area, the Gainesville metropolitan statistical area, coastal Georgia, western North Carolina and eastern Tennessee. While we enjoy the efficiencies of a single bank charter, each of our “community banks” is led by a local president and management team who collectively have significant experience in and ties to their respective communities. Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured lending, wire transfers, brokerage services and other financial services.

Recent Developments

Third Quarter Results

With eight days remaining in the third quarter of 2009, our results for that period are not yet available. Although our definitive report of operating results for the third quarter may change, we currently expect to report a net loss in the range of $41 million to $44 million, or 88 cents to 94 cents per diluted share, assuming no goodwill impairment as discussed below, and taxable equivalent net interest revenue of $62 million to $64 million. Our results are primarily being driven by a provision for loan losses expected to range between $90 million and $95 million resulting primarily from a similar level of net charge-offs. Net charge-offs and the provision for loan losses for the second quarter were $58.3 million and $60.0 million, respectively. Non-performing assets are expected to increase slightly over the level for the second quarter of 2009. At the end of the second quarter, non-performing assets totaled $392.6 million, or 4.67% of total assets. To date in the third quarter, we have sold approximately $40 million of non-performing assets and have entered into contracts to sell approximately $26 million more. Our results for the third quarter of 2009 are expected to be positively impacted by an improvement in the net interest margin of 10 to 15 basis points. Our taxable equivalent net interest margin was 3.28% for the second quarter of 2009.

We are in the process of performing an interim goodwill impairment assessment due to our continuing credit losses. Our estimated third quarter net loss does not reflect a possible non-cash charge for impairment of goodwill. As of June 30, 2009, we had $235.6 million in goodwill. Based on our preliminary review, we believe that goodwill impairment charges for the third quarter of 2009, if any, should not exceed $35 million.

Our expectations for the third quarter of 2009 discussed above are estimates only and actual results may differ materially from our current estimates. Factors that could cause our actual results to differ from our current estimates include, but are not limited to, the factors described in the section entitled “Risk Factors” beginning on page S-8.

Internal Analysis of Capital

The Federal Reserve Board recently conducted the Supervisory Capital Assessment Program, or the “SCAP,” commonly referred to as the “stress test,” of the near-term capital needs of the nineteen largest U.S. bank holding companies. Although we were not among the bank holding companies that the Federal Reserve reviewed under the SCAP, we have historically conducted internal analyses of our capital position and did so as of June 30, 2009, using most of the same methodologies of the SCAP. Based upon our most recent internal analysis, we believe that, assuming completion of this offering, we would be able to demonstrate that we would meet the SCAP common equity threshold at or above 4% of risk weighted assets under the “More Adverse” scenario of SCAP. As a result, we have begun to take steps, including this offering, to improve our capital and common equity position.

Regulatory Matters

Our subsidiary bank is currently being examined by the FDIC. The examiners have substantially completed their field work but have not yet prepared the Report of Examination. While as of June 30, 2009 we were categorized as “well-capitalized” under current regulations, the examiners encouraged us to raise capital in light of our continuing credit weakness and have preliminarily indicated that they expect to recommend that the FDIC enter into some form of informal memorandum of understanding or formal enforcement action with the bank based on the results of the FDIC’s examination. Any such recommendation by the examiners is subject to review and must be confirmed or overruled by more senior FDIC officials at the FDIC’s Atlanta Regional Office and is subject to further possible review by FDIC officials in Washington. We believe that the successful completion of this offering, coupled with our ongoing efforts to reduce classified assets, through note and asset sales, will limit any enforcement action to an informal memorandum of understanding with the FDIC.

Corporate Information

Executive offices are located at 63 Highway 515, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265. Our website is www.ucbi.com. Information on our website is not incorporated into this prospectus by reference and is not a part hereof.

The Offering

Common stock offered by United Community Banks, Inc.	shares (or shares if the underwriters exercise in full their over-allotment option to purchase additional shares)

Common stock to be outstanding after this offering	shares (or shares if the underwriters exercise in full their over-allotment option to purchase additional shares)

Net proceeds	The net proceeds, after underwriting discount and estimated expenses, to us from the sale of the common stock offered will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full).

Use of proceeds	We intend to use the net proceeds from this offering to provide capital to support our subsidiary bank and for general corporate purposes which may include, without limitation, making investments at the holding company level, supporting asset and deposit growth, and engaging in acquisitions or other business combinations. We do not have any specific plans for acquisitions or other business combinations at this time. Our management will retain broad discretion in the allocation of net proceeds from this offering. See “Use of Proceeds.”

Nasdaq Global Select Market Symbol	UCBI

Risk factors	Investing in our common stock involves risks. Before investing, you should consider carefully the matters set forth under “Risk Factors,” beginning on page S-9, for a discussion of the risks related to an investment in our common stock.

The number of shares of common stock that will be outstanding after the closing of this offering includes 49,395,111 shares of common stock outstanding as of September 15, 2009, but does not include:

•	shares of common stock issuable pursuant to the underwriters’ over-allotment option;

•	195,177 shares of common stock issuable under our deferred compensation plan;

•	170,068 shares of common stock that may be issued upon the vesting of restricted stock and restricted stock units;

•	3,688,818 shares of common stock that may be issued upon the exercise of options outstanding, with a weighted average exercise price of $18.31 per share;

•	648,350 shares of common stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of trust preferred securities, with a conversion price of $20.00 per share;

•	2,199,084 shares of common stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of preferred stock to the U.S. Treasury, with a weighted average conversion price of $12.28 per share.

Summary Selected Consolidated Financial Information

The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information at and for the periods indicated. You should read this data in conjunction with our Consolidated Financial Statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009. Our “net operating income (loss)” is determined by methods other than in accordance with generally accepted accounting principles, or GAAP. Please see “GAAP Reconciliation and Explanation” below for a reconciliation of the difference between our non-GAAP net operating income (loss) and our GAAP net income.

	For the Six Months Ended
	June 30,			For the Years Ended December 31,					5 Year
	2009	2008	Change	2008	2007	2006	2005	2004	CAGR(4)
	(In thousands, except per share data; taxable equivalent)

INCOME SUMMARY
Net interest revenue	$118,294	$128,040	(8)%	$238,704	$274,483	$237,880	$196,799	$152,998	13%
Provision for loan losses(1)	125,000	23,000		184,000	37,600	14,600	12,100	7,600
Fee revenue(1)	25,896	29,302	(12)	53,141	62,651	49,095	46,148	39,539	7

Total revenue(1)	19,190	134,342	NM	107,845	299,534	272,375	230,847	184,937	(8)
Operating expenses(1)	107,917	97,290	11	206,699	190,061	162,070	140,808	110,974	16

(Loss) income before taxes(1)	(88,727)	37,052	NM	(98,854)	109,473	110,305	90,039	73,963	NM
Income taxes(1)	(33,688)	13,881		(35,404)	40,482	41,490	33,297	26,807

Net operating (loss) income(1)	(55,039)	23,171	NM	(63,450)	68,991	68,815	56,742	47,156	NM
Gain from acquisition, net of tax	7,062	—		—	—	—	—	—
Noncash goodwill impairment charge	(70,000)	—		—	—	—	—	—
Severance costs, net of tax benefit	(1,797)	—		—	—	—	—	—
Fraud loss provision, net of tax	—	—		—	(10,998)	—	—	—
Merger-related charges, net of tax	—	—		—	—	—	—	(565)

Net (loss) income	(119,774)	23,171	NM	(63,450)	57,993	68,815	56,742	46,591	NM
Preferred stock dividends	5,113	8		724	18	19	23	9

Net (loss) income available to common shareholders	$(124,887)	$23,163	NM	$(64,174)	$57,975	$68,796	$56,719	$46,582	NM

OPERATING PERFORMANCE(1)
Earnings (loss) per common share:
Diluted	$(1.24)	$.49	NM	$(1.35)	$1.48	$1.66	$1.43	$1.27	NM
Return on assets	(1.35)%	.56%		(.76)%	.89%	1.09%	1.04%	1.07%
Efficiency ratio	74.63	61.97		70.49	56.53	56.35	57.77	57.65
Tangible book value(3)	$8.85	$11.03	(20)	$10.39	$10.94	$10.57	$8.94	$7.34	10
Tangible equity to assets(3)	8.15%	6.75%		6.69%	6.63%	6.32%	5.64%	5.78%
Tangible common equity to assets(3)	5.97	6.75		6.59	6.63	6.32	5.64	5.78
GAAP PERFORMANCE
Per common share:
Basic earnings (loss)	$(2.57)	$.49	NM	$(1.35)	$1.26	$1.70	$1.47	$1.29	NM
Diluted earnings (loss)	(2.57)	.49	NM	(1.35)	1.24	1.66	1.43	1.25	NM
Cash dividends declared (rounded)	—	.18		.18	.36	.32	.28	.24
Stock dividends declared	2 for 130	—		2 for 130	—	—	—	—
Book value	13.87	17.75	(22)	16.95	17.73	14.37	11.80	10.39	15
Key performance ratios:
Return on equity(2)	(36.20)%	5.61%		(7.82)%	7.79%	13.28%	13.46%	14.39%
Return on assets	(2.93)	.56		(.76)	.75	1.09	1.04	1.05
Net interest margin	3.18	3.43		3.18	3.88	4.05	3.85	3.71
Cash dividend payout ratio	—	36.73		(13.33)	28.57	18.82	19.05	18.60
Equity to assets	11.20	10.31		10.25	9.61	8.06	7.63	7.45

(footnotes on following page)

	For the Six Months Ended
	June 30,			For the Years Ended December 31,					5 Year
	2009	2008	Change	2008	2007	2006	2005	2004	CAGR(4)
	(In thousands, except per share data; taxable equivalent)

ASSET QUALITY
Allowance for loan losses	$145,678	$91,035		$122,271	$89,423	$66,566	$53,595	$47,196
Net charge-offs(1)	101,593	21,388		151,152	21,834	5,524	5,701	3,617
Non-performing loans (NPLs)	287,848	123,786		190,723	28,219	12,458	11,997	8,031
Foreclosed properties	104,754	28,378		59,768	18,039	1,196	998	694

Total non-performing assets (NPAs)	392,602	152,164		250,491	46,258	13,654	12,995	8,725
Allowance for loan losses to loans	2.64%	1.53%		2.14%	1.51%	1.24%	1.22%	1.26%
Net charge-offs to average loans(1)	3.64	.72		2.57	.38	.12	.14	.11
NPAs to loans and foreclosed properties	6.99	2.55		4.35	.78	.25	.30	.23
NPAs to total assets	4.67	1.84		2.94	.56	.19	.22	.17
AVERAGE BALANCES
Loans	$5,635,942	$5,945,720	(5)	$5,890,889	$5,734,608	$4,800,981	$4,061,091	$3,322,916	16
Investment securities	1,742,231	1,496,377	16	1,489,036	1,277,935	1,041,897	989,201	734,577	17
Earning assets	7,485,961	7,484,749	0	7,504,186	7,070,900	5,877,483	5,109,053	4,119,327	17
Total assets	8,239,997	8,300,686	(1)	8,299,330	7,730,530	6,287,148	5,472,200	4,416,835	17
Deposits	6,661,881	6,256,217	6	6,524,457	6,028,625	5,017,435	4,003,084	3,247,612	19
Shareholders’ equity	923,114	856,193	8	850,426	742,771	506,946	417,309	329,225	26
Common shares — Basic	48,560	47,105	3	47,369	45,948	40,413	38,477	36,071	7
Common shares — Diluted	48,560	47,260	3	47,369	46,593	41,575	39,721	37,273	6
AT YEAR END
Loans	$5,513,087	$5,933,141	(7)	$5,704,861	$5,929,263	$5,376,538	$4,398,286	$3,734,905	14
Investment securities	1,816,787	1,430,588	27	1,617,187	1,356,846	1,107,153	990,687	879,978	20
Total assets	8,403,046	8,264,051	2	8,520,765	8,207,302	7,101,249	5,865,756	5,087,702	16
Deposits	6,848,760	6,696,456	2	7,003,624	6,075,951	5,772,886	4,477,600	3,680,516	20
Shareholders’ equity	855,272	837,890	2	989,382	831,902	616,767	472,686	397,088	27
Common shares outstanding	48,933	47,096	4	48,009	46,903	42,891	40,020	38,168	6

(1)	Amounts were determined using methods other than in accordance with generally accepted accounting principles (“GAAP”). A reconciliation to the most closely related financial measure prepared using GAAP is presented in the following table.

(2)	Net income available to common stockholders, which excludes preferred stock dividends, divided by average realized common equity which excludes accumulated other comprehensive income (loss).

(3)	Excludes effect of acquisition related intangibles and associated amortization.

(4)	Compound annual growth rate.

NM — Not meaningful.

GAAP Reconciliation and Explanation

This prospectus supplement contains non-GAAP financial measures determined by methods other than in accordance with GAAP. Such non-GAAP financial measures include, among others the following: operating expense, core earnings, net operating (loss) income and net operating earnings per share. Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

The following is a reconciliation of the differences between our non-GAAP financial measures and the most comparable GAAP measures.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data; taxable equivalent)

Net Interest Revenue Reconciliation
Net interest revenue — taxable equivalent	$118,294	$128,040	$238,704	$274,483	$237,880	$196,799	$152,998
Taxable equivalent adjustment	(951)	(1,137)	(2,261)	(1,881)	(1,868)	(1,636)	(1,605)

Net interest revenue (GAAP)	$117,343	$126,903	$236,443	$272,602	$236,012	$195,163	$151,393

Fee Revenue Reconciliation
Operating fee revenue	$25,896	$29,302	$53,141	$62,651	$49,095	$46,148	$39,539
Gain from acquisition	11,390	—	—	—	—	—	—

Fee revenue (GAAP)	$37,286	$29,302	$53,141	$62,651	$49,095	$46,148	$39,539

Provision for Loan Loss Reconciliation
Operating provision for loan loss	$125,000	$23,000	$184,000	$37,600	$14,600	$12,100	$7,600
Special provision for fraud related loan loss	—	—	—	18,000	—	—	—

Provision for loan losses (GAAP)	$125,000	$23,000	$184,000	$55,600	$14,600	$12,100	$7,600

Total Revenue Reconciliation
Total operating revenue	$19,190	$134,342	$107,845	$299,534	$272,375	$230,847	$184,937
Taxable equivalent adjustment	(951)	(1,137)	(2,261)	(1,881)	(1,868)	(1,636)	(1,605)
Special provision for fraud related loan loss	—	—	—	(18,000)	—	—	—
Gain from acquisition	11,390	—	—	—	—	—	—

Total revenue (GAAP)	$29,629	$133,205	$105,584	$279,653	$270,507	$229,211	$183,332

Expense Reconciliation
Operating expense	$107,917	$97,290	$206,699	$190,061	$162,070	$140,808	$110,974
Noncash goodwill impairment charge	70,000	—	—	—	—	—	—
Severance costs	2,898	—	—	—	—	—	—
Merger-related charges	—	—	—	—	—	—	870

Operating expense (GAAP)	$180,815	$97,290	$206,699	$190,061	$162,070	$140,808	$111,844

(Loss) Income before Taxes Reconciliation
Operating (loss) income before taxes	$(88,727)	$37,052	$(98,854)	$109,473	$110,305	$90,039	$73,963
Taxable equivalent adjustment	(951)	(1,137)	(2,261)	(1,881)	(1,868)	(1,636)	(1,605)
Gain from acquisition	11,390	—	—	—	—	—	—
Noncash goodwill impairment charge	(70,000)	—	—	—	—	—	—
Severance costs	(2,898)	—	—	—	—	—	—
Special provision for fraud related loan loss	—	—	—	(18,000)	—	—	—
Merger-related charges	—	—	—	—	—	—	(870)

(Loss) income before taxes (GAAP)	$(151,186)	$35,915	$(101,115)	$89,592	$108,437	$88,403	$71,488

Income Tax (Benefit) Expense Reconciliation
Operating income tax (benefit) expense	$(33,688)	$13,881	$(35,404)	$40,482	$41,490	$33,297	$26,807
Taxable equivalent adjustment	(951)	(1,137)	(2,261)	(1,881)	(1,868)	(1,636)	(1,605)
Gain from acquisition, tax expense	4,328	—	—	—	—	—	—
Severance costs	(1,101)	—	—	—	—	—	—
Special provision for fraud related loan loss	—	—	—	(7,002)	—	—	—
Merger-related charges	—	—	—	—	—	—	(305)

Income tax (benefit) expense (GAAP)	$(31,412)	$12,744	$(37,665)	$31,599	$39,622	$31,661	$24,897

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data; taxable equivalent)

(Loss) Earnings Per Common Share Reconciliation
Operating (loss) earnings per common share	$(1.24)	$0.49	$(1.35)	$1.48	$1.66	$1.43	$1.27
Gain from acquisition	0.15	—	—	—	—	—	—
Noncash goodwill impairment charge	(1.44)	—	—	—	—	—	—
Severance costs	(0.04)	—	—	—	—	—	—
Special provision for fraud related loan loss	—	—	—	(0.24)	—	—	—
Merger-related charges	—	—	—	—	—	—	(0.02)

(Loss) earnings per common share (GAAP)	$(2.57)	$0.49	$(1.35)	$1.24	$1.66	$1.43	$1.25

Book Value Reconciliation
Tangible book value	$8.85	$11.03	$10.39	$10.94	$10.57	$8.94	$7.34
Effect of goodwill and other intangibles	5.02	6.72	6.56	6.79	3.80	2.86	3.05

Book value (GAAP)	$13.87	$17.75	$16.95	$17.73	$14.37	$11.80	$10.39

Return on Assets Reconciliation
Operating return on assets	(1.35)%	.56%	(.76)%	.89%	1.09%	1.04%	1.07%
Gain from acquisition	.17	—	—	—	—	—	—
Noncash goodwill impairment charge	(1.71)	—	—	—	—	—	—
Severance costs	(.04)	—	—	—	—	—	—
Special provision for fraud related loan loss	—	—	—	(.14)	—	—	—
Merger-related charges	—	—	—	—	—	—	(.02)

Efficiency ratio (GAAP)	(2.93)%	.56%	(.76)%	.75%	1.09%	1.04%	1.05%

Efficiency Ratio Reconciliation
Operating efficiency ratio	74.63%	61.97%	70.49%	56.53%	56.35%	57.77%	57.65%
Gain from acquisition	(9.12)	—	—	—	—	—	—
Noncash goodwill impairment charge	48.41	—	—	—	—	—	—
Severance costs	2.00	—	—	—	—	—	—
Merger-related charges	—	—	—	—	—	—	.45

Efficiency ratio (GAAP)	115.92%	61.97%	70.49%	56.53%	56.35%	57.77%	58.10%

Average Equity to Assets Reconciliation
Tangible common equity to assets	5.97%	6.75%	6.59%	6.63%	6.32%	5.64%	5.78%
Effect of preferred equity	2.18	—	.10	—	—	—	—

Tangible equity to assets	8.15	6.75	6.69	6.63	6.32	5.64	5.78
Effect of goodwill and other intangibles	3.05	3.56	3.56	2.98	1.74	1.99	1.67

Equity to assets (GAAP)	11.20%	10.31%	10.25%	9.61%	8.06%	7.63%	7.45%

Net charge-offs reconciliation
Operating net charge-offs	$101,593	$21,388	$151,152	$21,834	$5,524	$5,701	$3,617
Fraud related charge-offs	—	—	—	18,000	—	—	—

Net charge-offs (GAAP)	$101,593	$21,388	$151,152	$39,834	$5,524	$5,701	$3,617

Net charge-offs to average loans reconciliation
Operating net charge-offs to average loans	3.64%	.72%	2.57%	.38%	.12%	.14%	.11%
Effect of fraud related charge-offs	—	—	—	.31	—	—	—

Net charge-offs to average loans	3.64%	.72%	2.57%	.69%	.12%	.14%	.11%

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks described below and all other information contained in this prospectus supplement, the accompany prospectus and the documents incorporated by reference before you decide to buy our common stock. It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.

Risks Associated with Our Business and Industry

We have incurred significant operating losses and cannot assure you that we will be profitable.

We incurred a net operating loss of $55.0 million, or $1.24 per share, for the six months ended June 30, 2009, and $63.5 million, or $1.35 per share, for the year ended December 31, 2008, in each case due primarily to credit losses and associated costs, including a significant provision for loan losses. Although we have taken a significant number of steps to reduce our credit exposure, we likely will continue to have a higher than normal level of non-performing assets and substantial charge-offs through 2009 and into 2010, which would continue to adversely impact our overall financial condition and results of operations.

The results of our most recent internal stress test may not accurately predict the impact on our financial condition if the economy were to continue to deteriorate.

We recently conducted an internal analysis of our capital position. Our analysis was based on the tests that were recently administered to the nation’s nineteen largest banks by Treasury in connection with its Supervisory Capital Assessment Program. Under the stress test, we applied many of the same methodologies but less severe loss assumptions than Treasury applies in its program to estimate our credit losses, resources available to absorb those losses and any necessary additions to capital that would be required under the “more adverse” stress test scenario. As a result, our estimates for loan losses are lower than those suggested by the SCAP assumptions.

We have also calculated our loss estimates based on the SCAP test, and while we believe we have appropriately applied Treasury’s assumptions in performing this internal stress test, results of this test may not be comparable to the results of stress tests performed and publicly released by Treasury, and the results of this test may not be the same as if the test had been performed by Treasury.

The results of these stress tests involve many assumptions about the economy and future loan losses and default rates, and may not accurately reflect the impact on our financial condition if the economy does not improve or continues to deteriorate. Any continued deterioration of the economy could result in credit losses significantly higher, with a corresponding impact on our financial condition and capital, than those predicted by our internal stress test.

Our industry and business have been adversely affected by conditions in the financial markets and economic conditions generally and recent efforts to address difficult market and economic conditions may not be effective.

Since mid-2007, and particularly during the second half of 2008, the financial markets and economic conditions generally have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all residential construction, particularly in metro Atlanta, and residential mortgages as property prices declined rapidly and affected nearly all asset classes. The effect of the market and economic downturn also spread to other areas of the credit markets and in the availability of liquidity. The magnitude of these declines led to a crisis of confidence in the financial sector as a result of concerns about the capital base and viability of certain financial institutions. These declines have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with other financial institutions and, in some cases, to fail. In addition, customer delinquencies, foreclosures and unemployment have also increased significantly.

The Emergency Economic Stabilization Act of 2008 (the “EESA”) and American Recovery and Reinvestment Act of 2009 (the “ARRA”) were signed into law in response to the financial crisis affecting the banking system, financial markets and economic conditions generally. Pursuant to the EESA, Treasury announced the Capital Purchase Program (“CPP”) under TARP pursuant to which it has purchased preferred stock in participating financial institutions. The ARRA included a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, ARRA, and Treasury guidance issued thereafter, imposed certain new executive compensation and corporate expenditure limits on all TARP recipients until the institution has repaid Treasury.

The EESA and ARRA have been followed by numerous actions by the U.S. Congress, Federal Reserve Board, Treasury, the FDIC, the SEC and others to address the current crisis. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; regulatory action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. We are not yet certain, however, of the actual impact that EESA, including TARP and the CPP, the ARRA, and the other initiatives described above will have on the banking system and financial markets or on us.

The current economic pressure on consumers and businesses and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations and may continue to result in credit losses and write-downs in the future. The failure of government programs and other efforts to help stabilize the banking system and financial markets and a continuation or worsening of current economic conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

Our ability to raise additional capital could be limited and could affect our liquidity and could be dilutive to existing shareholders.

We may be required or choose to raise additional capital, including for strategic, regulatory or other reasons. Current conditions in the capital markets are such that traditional sources of capital may not be available to us on reasonable terms if we needed to raise additional capital. In such case, there is no guarantee that we will be able to successfully raise additional capital at all or on terms that are favorable or otherwise not dilutive to existing shareholders.

Capital resources and liquidity are essential to our businesses and could be negatively impacted by disruptions in our ability to access other sources of funding.

Capital resources and liquidity are essential to our businesses. We depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely as regular components of our liquidity and funding management strategy, include traditional and brokered deposits, inter-bank borrowings, Federal Funds purchased and Federal Home Loan Bank advances. We also raise funds from time to time in the form of either short-or long-term borrowings or equity issuances.

Our capital resources and liquidity could be negatively impacted by disruptions in our ability to access these sources of funding. With increased concerns about bank failures, traditional deposit customers are increasingly concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits from our subsidiary bank in an effort to ensure that the amount that they have on deposit is fully insured. In addition, the cost of brokered and other out-of-market deposits and potential future regulatory limits on the interest rate we pay for brokered deposits could make them unattractive sources of funding. Further, factors that we cannot control, such as disruption of the financial markets or negative views about the financial services industry generally, could impair our ability to access other sources of funds. Other financial institutions may be unwilling to extend credit to banks because of concerns about the banking industry and the economy generally and, given recent downturns in the economy, there may not be a viable market for raising short or long-term debt or equity capital. In addition, our ability to raise funding could be impaired if lenders develop a negative perception of our long-term or short-term financial prospects. Such negative perceptions could be developed if we are downgraded or put on (or remain on) negative watch by the rating agencies, we suffer a decline in the level of our business activity or regulatory authorities take significant action against us, among other reasons.

Among other things, if we fail to remain “well-capitalized” for bank regulatory purposes, because we do not qualify under the minimum capital standards or the FDIC otherwise downgrades our capital category, it could affect customer confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to pay dividends on common stock, and our ability to make acquisitions, and we would not be able to accept brokered deposits without prior FDIC approval. To be “well-capitalized,” a bank must generally maintain a leverage capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. However, our regulators could require us to increase our capital levels. For example, regulators frequently require financial institutions with high levels of classified assets to maintain a leverage ratio of at least 8%. Our failure to remain “well-capitalized” or to maintain any higher capital requirements imposed on us could negatively affect our business, results of operations and financial condition, generally.

If we are unable to raise funding using the methods described above, we would likely need to finance or liquidate unencumbered assets to meet maturing liabilities. We may be unable to sell some of our assets, or we may have to sell assets at a discount from market value, either of which could adversely affect our results of operations and financial condition.

Changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets, may adversely affect financial condition or results of operations.

In general, the amount, type and cost of our funding, including from other financial institutions, the capital markets and deposits, directly impacts our operating costs and our assets growth and therefore, can positively or negatively affect our financial condition or results of operations. A number of factors could make funding more difficult, more expensive or unavailable on any terms, including, but not limited to, our operating losses, our ability to remain “well capitalized,” events that adversely impact our reputation, disruptions in the capital markets, events that adversely impact the financial services industry, changes affecting our assets, interest rate fluctuations, general economic conditions and the legal, regulatory, accounting and tax environments. Also, we compete for funding with other financial institutions, many of which are substantially larger, and have more capital and other resources than we do. In addition, as some of these competitors consolidate with other financial institutions, their competitive advantages may increase. Competition from these institutions may also increase the cost of funds.

Our business is subject to the success of the local economies and real estate markets in which we operate.

Our success significantly depends on the growth in population, income levels, loans and deposits and on stability in real estate values in our markets. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally do not improve significantly, our business may be adversely affected. Since mid-2007, the financial markets and economic conditions generally have experienced a variety of difficulties. In particular, the residential construction and commercial development real estate markets in the Atlanta market have experienced substantial deterioration. If market and economic conditions continue to deteriorate or remain at their current level of deterioration for a sustained period of time, such conditions may lead to additional valuation adjustments as we continue to reassess the market value of our loan portfolio, greater losses on defaulted loans and on the sale of other real estate owned. Additionally, such adverse economic conditions in our market areas, specifically decreases in real estate property values due to the nature of our loan portfolio, approximately 90% of which is secured by real estate, could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of more diverse economies.

Our concentration of residential construction and development loans is subject to unique risks that could adversely affect our results of operations and financial condition.

Our residential construction and development loan portfolio was $1.3 billion at June 30, 2009, comprising 24% of total loans. Residential construction and development loans are often riskier than home equity loans or residential mortgage loans to individuals. Poor economic conditions have resulted in decreased demand for residential housing, which, in turn, has adversely affected the development and construction efforts of residential real estate developer borrowers. Consequently, economic downturns like the current one impacting our market areas adversely affect the ability of residential real estate developer borrowers to repay these loans and the value of property used as collateral for such loans. A sustained weak economy could also result in higher levels of non-performing loans in other categories, such as commercial and industrial loans, which may result in additional losses. Because of the general economic slowdown we are currently experiencing, these loans represent higher risk due to slower sales and reduced cash flow that affect the borrowers’ ability to repay on a timely basis and could result in a sharp increase in our total net-charge offs and could require us to significantly increase our allowance for loan losses, which could have a material adverse effect on our financial condition or results of operations.

Our concentration of commercial real estate loans is subject to unique risks that could adversely affect our results of operations and financial condition.

Our commercial real estate loan portfolio was $2.6 billion at June 30, 2009, comprising 46% of total loans. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential mortgage loans. Consequently, an adverse development with respect to one commercial loan or one credit relationship may expose us to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan. The repayment of loans secured by commercial real estate in our loan portfolio is dependent upon both the successful operation of the related real estate or commercial project and the business operated out of that commercial real estate site, as many of the commercial real estate loans are for borrower-owned sites. If the cash flows from the project are reduced or if the borrower’s business is not successful, a borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, we may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may, to a greater extent than residential mortgage loans, be subject to adverse conditions in the real estate market or economy. In addition, many economists believe that deterioration in income producing commercial real estate is likely to worsen as vacancy rates continue to rise and absorption rates of existing square footage and/or units continue to decline. Because of the general economic slowdown we are currently experiencing, these loans represent higher risk and could result in a sharp increase in our total net-charge offs and could require us to significantly increase our allowance for loan losses, which could have a material adverse effect on our financial condition or results of operations.

Changes in prevailing interest rates may negatively affect net income and the value of our assets.

Changes in prevailing interest rates may negatively affect the level of net interest revenue, the primary component of our net income. Federal Reserve Board policies, including interest rate policies, determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest revenue. In a period of changing interest rates, interest expense may increase at different rates than the interest earned on assets. Accordingly, changes in interest rates could decrease net interest revenue. At June 30, 2009, our simulation model indicated that a 200 basis point increase in rates over the next twelve months would cause an approximate 1.2% decrease in net interest revenue and a 25 basis point decrease in rates over the next twelve months would cause an approximate 0.6% increase in net interest revenue. We used 25 basis points in the down rate scenario since the targeted Federal Funds rate was at 25 basis points and therefore short-term rates could not move down more than 25 basis points. Changes in the interest rates may negatively affect the value of our assets and our ability to realize gains or avoid losses from the sale of those assets, all of which also ultimately affect earnings. In addition, an increase in interest rates may decrease the demand for loans.

If our allowance for loan losses is not sufficient to cover actual loan losses, earnings would decrease.

Our loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which would have a material adverse effect on our operating results. Our management makes various assumptions and judgments about the collectibility of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. We maintain an allowance for loan losses in an attempt to cover any loan losses inherent in the loan portfolio. In determining the size of the allowance, our management relies on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and real estate values, trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information. As a result of these considerations, we have from time to time increased our allowance for loan losses. For the quarter ended June 30, 2009, we recorded a provision for loan losses of $60.0 million, compared to $15.0 million for the second quarter of 2008. If those assumptions are incorrect, the allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio.

We may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers and employees.

When we make loans to individuals or entities, we rely upon information supplied by borrowers and other third parties, including information contained in the applicant’s loan application, property appraisal reports, title information and the borrower’s net worth, liquidity and cash flow information. While we attempt to verify information provided through available sources, we cannot be certain all such information is correct or complete. Our reliance on incorrect or incomplete information could have a material adverse effect on our financial condition or results of operations.

Our future earnings could be adversely affected by non-cash charges for goodwill impairment, if a future test of goodwill indicates that goodwill has been impaired.

As prescribed by Accounting Standards Codification (“ASC”) Topic 350, “Intangibles — Goodwill and Other,” we undertake an annual review of the goodwill asset balance reflected in our financial statements. We conduct an annual review, unless there has been a triggering event prescribed by applicable accounting rules that warrants an earlier interim testing for possible goodwill impairment. In the first quarter of 2009, we conducted an interim test and discovered we had a $70 million non-cash charge for goodwill impairment as a result of such interim testing. As discussed in the section entitled “Prospectus Supplement Summary — Recent Developments,” we are in the process of performing an interim goodwill impairment test due to our continuing credit losses. As of June 30, 2009, we had $235.6 million in goodwill. Based on our preliminary review, we believe that goodwill impairment charges for the third quarter of 2009, if any, should not exceed $35 million. Future goodwill impairment tests may result in future non-cash charges, which could adversely affect our earnings for any such future period.

We have a deferred tax asset and cannot assure that it will be fully realized.

We calculate income taxes in accordance with ASC Topic 740, “Income Taxes”, which requires the use of the asset and liability method. In accordance with ASC 740, we regularly assess available positive and negative evidence to determine whether it is more likely than not that our deferred tax asset balances will be recovered. At December 31, 2008, we had a net deferred tax asset of $14.1 million, and as of June 30, 2009, our net deferred tax asset was $21.5 million. Realization of a deferred tax asset requires us to apply significant judgment and is inherently speculative because it requires the future occurrence of circumstances that cannot be predicted with certainty. We may not achieve sufficient future taxable income as the basis for the ultimate realization of our net deferred tax asset and therefore we may have to establish a full or partial valuation allowance at some point in the future. If we determine that a valuation allowance is necessary, it would require us to incur a charge to our results of operations that would adversely affect our capital position and financial condition.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with banks, credit unions, savings and loan associations, mortgage banking firms, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as community, super-regional, national and international financial institutions that operate offices in its market areas and elsewhere. We compete with these institutions both in attracting deposits and in making loans. Many of our competitors are well-established, larger financial institutions that are able to operate profitably with a narrower net interest margin and have a more diverse revenue base. We may face a competitive disadvantage as a result of our smaller size, more limited geographic diversification and inability to spread costs across broader markets. Although we compete by concentrating marketing efforts in our primary markets with local advertisements, personal contacts and greater flexibility and responsiveness in working with local customers, customer loyalty can be easily influenced by a competitor’s new products and our strategy may or may not continue to be successful.

The terms governing the issuance of the preferred stock to Treasury may be changed, the effect of which may have an adverse effect on our operations.

The terms of the Letter Agreement and Securities Purchase Agreement, dated December 5, 2008 in which we entered into with Treasury (the “Purchase Agreement”) provides that Treasury may unilaterally amend any provision of the Purchase Agreement to the extent required to comply with any changes in applicable federal law that may occur in the future. We have no control over any change in the terms of the transaction may occur in the future. Such changes may place restrictions on our business or results of operation, which may adversely affect the market price of our common stock.

We may face risks with respect to future expansion and acquisitions.

We may engage in de novo branch expansion and, if the appropriate business opportunity becomes available, we may seek to acquire other financial institutions or parts of those institutions, including in FDIC-assisted transactions. These involve a number of risks, including:

•	the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management and market risks with respect to an acquired branch or institution, a new branch office or a new market;

•	the time and costs of evaluating new markets, hiring or retaining experienced local management and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on results of operations;

•	the loss of key employees and customers of an acquired branch or institution;

•	the difficulty or failure to successfully integrate the acquired financial institution or portion of the institution; and

•	the temporary disruption of our business or the business of the acquired institution.

Risks Related to Legislative and Regulatory Events

Changes in laws and regulations or failures to comply with such laws and regulations may adversely affect our financial condition and results of operations.

We and our subsidiary bank are heavily regulated by federal and state authorities. This regulation is designed primarily to protect depositors, federal deposit insurance funds and the banking system as a whole, but not shareholders. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulations or policies, including EESA, ARRA and TARP could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer or increasing the ability of non-banks to offer competing financial services and products. While we cannot predict the regulatory changes that may be borne out of the current economic crisis, and we cannot predict whether we will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand our permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition, or results of operations.

Federal and state regulators have the ability to impose substantial sanctions, restrictions and requirements on our banking and nonbanking subsidiaries if they determine, upon examination or otherwise, violations of laws, rules or regulations with which we or our subsidiaries must comply, or weaknesses or failures with respect to general standards of safety and soundness. Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, cease and desist orders, civil money penalties and termination of deposit insurance and bank closures. Enforcement actions may be taken regardless of the capital level of the institution. In particular, institutions that are not sufficiently capitalized in accordance with regulatory standards may also face capital directives or prompt corrective action. Enforcement actions may require certain corrective steps (including staff additions or changes), impose limits on activities (such as lending, deposit taking, acquisitions or branching), prescribe lending parameters (such as loan types, volumes and terms) and require additional capital to be raised, any of which could adversely affect our financial condition and results of operations. The imposition of regulatory sanctions, including monetary penalties, may have a material impact on our financial condition or results of operations, and damage to our reputation, and loss of our holding company status. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities, and limit our ability to raise capital. A bank closure would result in a total loss of your investment.

We are presently subject to, and in the future may become subject to, enforcement actions that could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock.

Effective April 2009, we voluntarily adopted a board resolution proposed to us by the Federal Reserve Bank of Atlanta pursuant to which we agreed to not incur additional indebtedness, pay cash dividends , make payments on our trust preferred securities or repurchase outstanding stock without regulatory approval. We also agreed to provide written confirmation of our compliance with the resolution periodically to the Federal Reserve. In addition, our subsidiary bank is currently being examined by the FDIC. The examiners have substantially completed their field work but have not yet prepared the Report of Examination. The examiners have preliminarily indicated that, based on the bank’s capital at June 30, 2009 relative to its classified loans as of June 30, 2009 and addition loans classified by the FDIC during the course of its examination subsequent thereto, they expect to recommend that the FDIC enter into some form of informal memorandum of understanding or formal enforcement action with the bank based on the results of the FDIC’s examination. Any such suggestion by the examiners is subject to review and must be confirmed or overruled by more senior FDIC officials at the FDIC’s Atlanta Regional Office and is subject to further possible review by FDIC officials in Washington.

If we are unable to raise enough capital, reduce our classified assets or comply with the Federal Reserve Board resolution or if our regulators otherwise elect to recommend an enforcement action against the bank, then we could become subject to additional, heightened enforcement actions and orders, possibly including cease and desist orders, prompt corrective actions and/or other regulatory enforcement actions. If our regulators were to take such additional enforcement actions, then we could, among other things, become subject to significant restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. The terms of any such enforcement action could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine transactions, including for example funding transactions, could be adversely affected by the actions and potential failures of other financial institutions. We have exposure to many different industries and counterparties, and we routinely execute transactions with a variety of counterparties in the financial services industry. As a result, defaults by, or even rumors or concerns about, one or more financial institutions with which we do business, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral we hold cannot be sold at prices that are sufficient for us to recover the full amount of our exposure. Any such losses could materially and adversely affect our financial condition or results of operations.

The FDIC has imposed a special assessment on all FDIC-insured institutions, which will decrease our earnings in 2009, and future special assessments could adversely affect our earnings in future periods.

In May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund. The assessment is equal to five basis points of our subsidiary bank’s total assets minus Tier 1 capital as of June 30, 2009. This represents a charge of approximately $3.9 million which was recorded as a pre-tax charge during the second quarter of 2009. The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments. Any such future assessments will decrease our earnings.

Risks Related to This Offering and the Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive. The price of our common stock can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to United;

•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in government regulations or the implementation of enforcement actions by or against us or our subsidiary bank; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

The trading volume of our common stock is less than that of other larger financial services companies which may adversely affect the price of our common stock.

Although our common stock is traded on The Nasdaq Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause the price of our common stock to fall.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares, and we may be required or choose to raise additional capital, including for strategic or other purposes in the future.

We are currently authorized to issue up to 100,000,000 common shares, of which 49,395,111 shares were outstanding as of September 15, 2009 and           shares will be outstanding after giving effect to this offering (including/excluding exercise of our allotment option), and up to 10,000,000 shares of preferred stock, of which 201,700 shares are outstanding, including 180,000 shares of Series B Preferred Stock. There are 3,858,886 shares of common stock that are issuable upon the vesting of outstanding restricted stock, restricted stock units or the exercise of outstanding stock options under our equity compensation plans. There are 195,177 shares of common stock issuable under our deferred compensation plan. In addition, Treasury may, at its option, exercise the warrant to purchase 2,199,084 shares of our common shares. Holders of our trust preferred securities issued under United Community Statutory Trust II and United Community Statutory Trust III have the right to convert those securities into shares of common stock at a conversion price of $20.00 per share that could result in an additional 648,350 common shares outstanding. Should Treasury exercise its warrant or trust preferred securities holders exercise their conversion rights, the issuance of the required shares of common stock will dilute the ownership of our shareholders and could depress our stock price. In addition, our board of directors also has the authority to issue all or part of our other authorized but unissued shares of common stock or preferred stock, warrants or other securities convertible into common stock. These authorized but unissued shares could be issued in future public or private transactions on terms or in circumstances that could dilute the interests of other shareholders.

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends and repurchase shares of common stock.

As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary. Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of the bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. As of June 30, 2009, pursuant to these restrictions, the bank did not have the ability to pay dividends to us without prior regulatory approval.

Future dividend payments and common stock repurchases are restricted by the terms of Treasury’s equity investment in us and a board resolution.

Beginning during the third quarter of 2008, we began to pay stock dividends in lieu of cash dividends to preserve capital and strengthen our tangible common equity levels. Under the terms of the CPP, until the earlier of December 5, 2011 or the date on which the Series B Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series B Preferred Stock to third parties, we are prohibited from increasing dividends on our common stock from the last quarterly cash dividend per share ($.09) declared on the common stock prior to December 5, 2008, as adjusted for subsequent stock dividends and other similar actions, and from making certain repurchases of equity securities, including our common stock, without Treasury’s consent. Furthermore, as long as the Series B Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. In addition, pursuant to a board resolution adopted by us, we have agreed with the Federal Reserve Bank of Atlanta to not incur additional indebtedness, pay cash dividends or repurchase outstanding stock without regulatory approval.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC or any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $      million, based on a public offering price of $      per share, after deducting the underwriting discount and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $      million.

We intend to use the net proceeds from this offering to provide capital to support our subsidiary bank and for general corporate purposes which may include, without limitation, making investments at the holding company level, supporting asset and deposit growth, and engaging in acquisitions or other business combinations. We do not have any specific plans for acquisitions or other business combinations at this time. Our management will retain broad discretion in the allocation of the net proceeds from this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock trades on the Nasdaq Global Select Market under the symbol “UCBI.” The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of our common stock as quoted on Nasdaq, and the cash dividends declared per share.

				Cash Dividends
				Declared per Common
	High	Low	Close	Share

2007
First Quarter	$34.98	$30.81	$32.79	$0.09
Second Quarter	33.03	25.80	25.89	0.09
Third Quarter	27.50	22.16	24.52	0.09
Fourth Quarter	25.73	15.13	15.80	0.09
2008
First Quarter	$20.80	$13.38	$16.98	$0.09
Second Quarter	18.51	8.51	8.53	0.09
Third Quarter	19.05	7.58	13.26	—
Fourth Quarter	15.82	9.25	13.58	—
2009
First Quarter	$13.87	$2.28	$4.16	$—
Second Quarter	9.30	4.01	5.99	—
Third Quarter (through September 22, 2009)	8.00	5.33	7.17	—

We had approximately 17,000 beneficial owners of our common stock on September 15, 2009, which includes approximately 6,800 record holders. The per share closing price of our common stock as reported by Nasdaq on September 22, 2009, the date immediately prior to the public announcement of the offering, was $7.17.

Beginning during the third quarter of 2008, we began to pay stock dividends in lieu of cash dividends, on a quarterly basis, to preserve capital and strengthen our tangible common equity levels. We may not pay cash dividends without regulatory approval pursuant to a board resolution adopted by the board that was proposed to us by the Federal Reserve Bank of Atlanta. In addition, under the terms of our purchase agreement with Treasury pursuant to which we issued the Series B Preferred Stock and the Warrant, our ability to declare or pay dividends on any of its shares is restricted. Specifically, we may not declare dividend payments on common, junior preferred or pari passu preferred shares if it is in arrears on the dividends on the Series B Preferred Stock. Further, we may not increase the dividends its our common stock above $0.09 per share, without the U.S. Treasury’s approval until the December 5, 2011 unless all of the Series B Preferred Stock has been redeemed or transferred.

In addition to the limitations described above, the future declaration of dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary. Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of the Bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. As of June 30, 2009, pursuant to these restrictions, the bank did not have the ability to pay dividends to us without prior regulatory approval.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009. Our capitalization is presented on a historical basis and on an as adjusted basis to give effect to the sale of          shares of common stock at a public offering price of $      per share and assuming:

•	net proceeds of the offering are $ million, after deducting the estimated underwriting discount and estimated offering expenses and

•	the underwriters’ over-allotment option is not exercised.

The following data should be read in conjunction with the Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009.

	June 30, 2009
		As
	Actual	Adjusted(1)
	(In thousands)

Long-term debt:
Subordinated debentures	$95,500	$95,500
Trust preferred securities	54,526	54,526

Total long-term debt	$150,026	$150,026

Stockholders’ equity:
Preferred stock, $1.00 par value; 10,000,000 shares authorized;
Series A: $10 stated value, 21,700 shares issued and outstanding	217	217
Series B: $1,000 stated value; 180,000 shares issued and outstanding	173,785	173,785
Common stock, $1.00 par value; 100,000,000 shares authorized; 48,933,383 shares outstanding and shares outstanding, as adjusted	48,933
Common stock issuable: 182,041	3,383	3,383
Capital surplus	450,514
Retained earnings	136,624	136,624
Accumulated other comprehensive income	41,816	41,816

Total stockholders’ equity	855,272

Total capitalization	$1,005,298	$

Regulatory capital ratios:
Tier I leverage ratio	7.68%
Tier I risk based capital	10.44
Total risk based capital	13.11

(1)	If the underwriters exercise their over-allotment option in full, shares of common stock would be sold, resulting in estimated net proceeds of $ .

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock. This summary addresses only the U.S. federal income tax considerations relevant to holders of our common stock who are initial purchasers of our common stock and that will hold the common stock as capital assets.

This description does not address tax considerations applicable to holders that may be subject to certain special U.S. federal income tax rules, such as:

•	financial institutions,

•	insurance companies,

•	real estate investment trusts,

•	regulated investment companies,

•	grantor trusts,

•	dealers or traders in securities or currencies or notional principal contracts,

•	tax-exempt entities,

•	certain former citizens or long-term residents of the United States,

•	persons that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants,

•	persons that will hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of “synthetic security” or other integrated transaction for U.S. federal income tax purposes,

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or

•	U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar.

Holders of our common stock who are in any of the above categories should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our common stock, as the U.S. federal income tax consequences for persons in the above categories relating to the purchase, ownership, and disposition of the common stock may be significantly different than as described below. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any U.S. state or local tax consequences, of the purchase, ownership and disposition of our common stock.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. tax consequences of being a partner in a partnership that acquires, holds, or disposes of our common stock.

This summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. Prospective purchasers of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning or disposing of our common stock.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”) proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus supplement. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this prospectus supplement. In addition, new Code sections or Treasury Regulations may be proposed and subsequently enacted, which could result in different effects on an investment in our stock than those effects discussed in this prospectus supplement. We undertake no obligation to publicly update or otherwise revise this summary whether as a result of new Treasury Regulations, Code sections, judicial and administrative interpretations or otherwise. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and there can be no guarantee that the Internal Revenue Service, or the IRS, or U.S. courts will agree with the tax consequences described in this summary.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

Distributions on common stock

A U.S. Holder that receives a distribution with respect to our common stock, including a constructive distribution, of cash or property, generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common stock and thereafter as gain from the sale or exchange of common stock. (See “Sale or exchange of common stock” below.) Dividends received on common stock generally will be eligible for the “dividends received deduction” available to corporate U.S. Holders. For taxable years beginning before January 1, 2011, a dividend paid by us generally will be eligible to be taxed at the preferential tax rates applicable to long-term capital gains if the U.S. Holder receiving such dividend is an individual, estate, or trust. A U.S. Holder generally will be eligible for the reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Sale or exchange of common stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common stock in an amount equal to the difference, if any, between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in our common stock. A holder’s adjusted tax basis in a share of our common stock generally will equal the holder’s purchase price for that share. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common stock is held for more than one year. Preferential tax rates presently apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are presently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Backup withholding tax and information reporting requirements

Unless a holder of common stock is a corporation or other exempt recipient, payments to certain holders of common stock of dividends or the proceeds of the sale or other disposition of our common stock that are made within the United States or through certain United States-related financial intermediaries may be subject to information reporting. Such payments may also be subject to U.S. federal backup withholding tax, currently at a rate of 28%, if the holder of our common stock fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a holder of common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A “non-U.S. Holder” means a beneficial owner of our common stock that is not a U.S. Holder.

Dividends

In the event that we pay dividends, dividends paid to a non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury Regulations.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder;

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We do not believe that we are or have been, and do not expect to become, a United States real property holding corporation for U.S. federal income tax purposes.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption from such requirements.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Recent Legislative Proposals

In May 2009, the Obama Administration released general explanations of revenue proposals that would limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on the common stock, if such investors hold the common stock through a non-U.S. intermediary that is not a “qualified intermediary.” The Administration’s proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of dividends paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of common stock effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information program. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. The full details of these proposals have not yet been made public, although the Administration’s summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. There is an expectation that such proposals, if enacted, would not become effective until tax years beginning in 2011 or later. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration’s proposals on their investment in respect of the common stock.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters. We will enter into an underwriting agreement with Sandler O’Neill & Partners, L.P., acting as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter will severally agree to purchase the respective number of shares of our common stock set forth opposite its name below:

Number
Name	of Shares

Sandler O’Neill & Partners, L.P.
SunTrust Robinson Humphrey, Inc.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are purchased. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until such option is exercised.

Over-Allotment Option.  We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of          additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

Commissions and Expenses.  The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $      per share on sales to other brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
		Total	With
		Without	Full
		Over-	Over-
	Per	Allotment	Allotment
	Share	Exercise	Exercise

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us (before expenses)	$	$	$

We estimate that the total expenses of this offering, exclusive of underwriting discount and commissions, will be approximately $      , and are payable by us.

Indemnity.  We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement.  We and each of our directors and executive officers, have agreed, for a period of 90 days after the date of this prospectus supplement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or other similar securities without, in each case the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise. The 90-day restricted period described above will be automatically extended if (1) during the last 18 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restricted period will continue to apply until the expiration of the 18 day period beginning on the date on which the earnings release is issued or the material news or material event related to us.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The Nasdaq Global Select Market, may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters.  Sandler O’Neill & Partners, L.P. and SunTrust Robinson Humphrey, Inc., including some of their affiliates, have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of its businesses, and may have received, and may continue to receive, compensation for such services.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia. As of the date of this prospectus supplement, Kilpatrick Stockton attorneys participating in this matter own an aggregate of approximately 44,000 shares of our common stock.

Certain legal matters relating to the sale of the common stock offered hereby will be passed upon for the underwriters by Nelson Mullins LLP, Greenville, South Carolina.

EXPERTS

The audited consolidated financial statements of United Community Banks, Inc. and its subsidiaries as of December 31, 2008 and 2007 and each of the years in the three-year period ended December 31, 2008 incorporated by reference in this prospectus supplement and accompanying prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as set forth in their report thereon, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, which means that we are required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the IDEA system.

This prospectus supplement and the accompanying prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus supplement and the accompanying prospectus. The following documents that we previously filed are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	our quarterly report on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009;

•	our current reports on Form 8-K filed on February 9, 2009;

•	all other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2008; and

•	all documents filed after the date of this prospectus supplement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 781-2265.

PROSPECTUS

$300,000,000

The following are the types of securities that we may offer and sell from time to time:

•	shares of common stock, $1.00 par value per share,

•	shares of preferred stock, $1.00 par value per share, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

•	debt securities, which may be senior or subordinated and may be convertible into or exchangeable for common stock or preferred stock;

•	warrants to purchase our common stock or preferred stock; and

•	any combination of the foregoing securities.

This prospectus provides you with a general description of the securities we may offer.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”. The aggregate initial offering price of the securities that we offer will not exceed $300,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering. The specific terms for each security will be included in a prospectus supplement which will contain information on the offering terms, the initial public offering price, and the net proceeds we will receive from securities sales.

For more detail, see “Description of Common Stock”, “Description of Preferred Stock”, “Description of Debt Securities” and “Description of Warrants”.

Investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” before you decide to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. An investment in securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

We may sell securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. Our net proceeds from securities sales will be the initial public offering price minus any applicable underwriter’s discount, agent’s commission, and other offering expenses.

The date of this prospectus is September 22, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus, any prospectus supplement and any free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date given in the document incorporated by reference.

References to our website have been provided for reference only, and information on our website does not constitute part of this prospectus. Neither this prospectus nor any prospectus supplement or free writing prospectus is an offer to sell or the solicitation of an offer to buy our common stock in any circumstances or jurisdictions where the offer or sale is not permitted.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, which means that we are required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a website on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the IDEA system.

We have filed a registration statement on Form S-3 to register the securities to be issued under this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about United which is not included in or delivered with this prospectus. The following documents previously filed by United are incorporated by reference into this prospectus:

•	United’s Form 10-K for the fiscal year ended December 31, 2008;

•	United’s Proxy Statement for the 2009 Annual Meeting;

•	United’s Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	United’s Form 8-K filed on February 9, 2009;

•	All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2008; and

•	All documents filed after the filing of this registration statement amendment but prior to the effectiveness of the registration statement, and all document filed after the date of the effectiveness of the registration statement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein)).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 781-2265.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that United Community Banks, Inc filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. We may sell:

•	shares of common stock, $1.00 par value per share,

•	shares of preferred stock, $1.00 par value per share, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

•	debt securities, which may be senior or subordinated and may be convertible into or exchangeable for common stock or preferred stock;

•	warrants to purchase our common stock or preferred stock; and

•	any combination of the foregoing securities.

To understand the terms of the securities issuable under this prospectus, you should carefully read this prospectus and any applicable prospectus supplement or free writing prospectus we may authorize to be delivered to you. This prospectus provides you with a general description of the common stock, preferred stock, debt securities, and warrants. Each time we sell common stock, preferred stock, debt securities, or warrants, we will provide an applicable prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The applicable prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should also read the documents referenced under the heading “Where You Can Find More Information” for information on United Community Banks, Inc. and its financial statements.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s office mentioned under the heading “Where You Can Find More Information”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission and which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in the applicable prospectus supplement and any related free writing prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section below entitled “A Warning About Forward Looking Statements”.

BUSINESS

This prospectus provides you with a general description of United, the securities issuable under this prospectus and the offering. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities.

United Community Banks, Inc., Blairsville, Georgia, is the third-largest bank holding company headquartered in Georgia. United conducts substantially all of its operations through 27 separate “community banks” with 110 locations in north Georgia, metro Atlanta, coastal Georgia, western North Carolina and eastern Tennessee. United’s community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured loans, wire transfers, brokerage services and other financial services.

United also operates, as a division of its Georgia bank subsidiary, United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm for the financial services industry. United owns an insurance agency, United Community Insurance Services, Inc., known as United Community Advisory Services through its Georgia bank. Additionally, United provides retail brokerage services through an affiliation with a third party broker/dealer.

At June 30, 2009, United had total consolidated assets of approximately $8.4 billion, total consolidated loans of approximately $5.5 billion, total consolidated deposits of approximately $6.8 billion, and total consolidated shareholders’ equity of approximately $855 million.

Recent Developments

We are in the process of performing an interim goodwill impairment assessment due to our continuing credit losses. As of June 30, 2009, we had $235.6 million in goodwill. Based on our preliminary review, we believe that goodwill impairment charges for the third quarter of 2009, if any, should not exceed $35 million.

Our subsidiary bank is currently being examined by the FDIC. The examiners have substantially completed their field work but have not yet prepared the Report of Examination. While as of June 30, 2009, we were categorized as “well-capitalized” under current regulations, the examiners encouraged us to raise capital in light of our continuing credit weakness and have preliminarily indicated that they expect to recommend that the FDIC enter into some form of informal memorandum of understanding or formal enforcement action with the bank based on the results of the FDIC’s examination. Any such recommendation by the examiners is subject to review and must be confirmed or overruled by more senior FDIC officials at the FDIC’s Atlanta Regional Office and is subject to further possible review by FDIC officials in Washington. We believe that the successful sale of securities under this Registration Statement consistent with our capital plan, coupled with our ongoing efforts to reduce classified assets, will limit any enforcement action to an informal memorandum of understanding with the FDIC.

United was incorporated in 1987 as a Georgia corporation. United’s principal executive offices are located at 63 Highway 515, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265. United’s website is www.ucbi.com.

For a complete description of our business, financial condition, results of operations and other important information regarding United, we refer you to our filings with the SEC incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2008, United’s Proxy Statement for United’s 2009 Annual Meeting and United’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each of which is incorporated herein by reference. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges and our ratio of earnings to fixed charges excluding interest on deposits for the six-month period ended June 30, 2009, and for each of the years in the five-year period ended December 31, 2008.

	Six Months
	Ended June 30,		Year Ended December 31,
	2009		2008		2007	2006	2005	2004

Including Interest on Deposits	(.65	)x	.56x		1.32x	1.52x	1.69x	1.95x
Excluding Interest on Deposits	(8.17	)x	(2.17	)x	2.87x	3.67x	3.13x	3.82x

(1)	Earnings consist of pre-tax income plus fixed charges less preferred stock dividends.

(2)	Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest with rental expense.

(3)	The amount of pre-tax earnings required to achieve one-to-one coverage for the six months ended June 30, 2009 was $159 million and for the year ended December 31, 2008 was $102 million.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from any offering of these securities for general corporate purposes, which may include funding our bank and non-bank subsidiaries, financing business expansion, refinancing or extending the maturity of debt obligations, investments at the holding company level and stock repurchases. The applicable prospectus supplement will provide more detail on the use of proceeds of any specific offering.

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add to, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF COMMON STOCK

Our authorized common stock currently consists of 100,000,000 shares, $1.00 par value per share. All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Upon liquidation, holders of our common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all of our debts and liabilities, and after all distributions payments are made to holders of our Series A Non-Cumulative Preferred Stock and our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, all of our assets available for distribution, in cash or in kind.

Subject to the right of holders of our Series A Non-Cumulative Preferred Stock and our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, to receive dividends, all shares of our common stock are entitled to share equally in any dividends that our board of directors may declare on our common stock from sources legally available for distribution. We have informally committed to the Federal Reserve that we will not declare or pay dividends on any of our common or preferred stock without Federal Reserve approval.

As of September 15, 2009, 49,395,111 shares of common stock were issued and outstanding, exclusive of 195,177 shares of common stock issuable under the Company’s deferred compensation plan; 170,068 shares of common stock that may be issued upon the vesting of restricted stock and restricted stock units; 3,688,818 shares of common stock that may be issued upon the exercise of options outstanding, with a weighted average exercise price of $18.31 per share; 648,350 shares of common stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of trust preferred securities, with a conversion price of $20.00 per share; and 2,199,084 shares of common stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of preferred stock to the U.S. Treasury, with a weighted average conversion price of $12.28 per share.

Matters Relevant to Common Stock

Restrictions on Dividends, Distributions and Acquisition of Common Stock

Upon issuance of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, on December 5, 2008, the ability of United to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock is subject to restrictions, including United’s restriction against increasing dividends from the last quarterly cash dividend per share, as adjusted for United’s subsequent stock dividends and other similar actions, declared on the common stock prior to December 5, 2008. The redemption, purchase or other acquisition of United’s common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances, also is restricted. These restrictions will terminate on the earlier of (1) the third anniversary of the date of issuance of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and (2) the date on which the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, has been redeemed in whole or the United States Department of the Treasury has transferred all of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, to third parties.

In addition, the ability of United to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration shares of its common stock will be subject to restrictions in the event that United fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

In addition, effective April 2009, we voluntarily adopted a board resolution proposed to us by the Federal Reserve Bank of Atlanta pursuant to which we agreed to not incur additional indebtedness, pay cash dividends, make payments on our trust preferred securities or repurchase outstanding stock without regulatory approval.

Ability to Consider Other Constituencies

Our articles of incorporation permit our board of directors, in determining what is believed to be in the best interest of United and our shareholders, to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and our shareholders. This provision permits our board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation specifically provide that neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote of the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of our common and preferred stock. This provision could allow the holders of 33.4% of our outstanding capital stock to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal. This provision protects, among other things, the defensive measures included in our articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

Supermajority Approval of Interested Business Combinations

Our articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all of our directors then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of our stock followed by a forced merger. This provision may also enable a minority of our shareholders to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of our common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, our board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over our affairs and their present positions with United.

Removal of Directors

Our articles of incorporation provide that a member of our board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock, $1.00 par value per share, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as our board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by our shareholders. The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of our other shareholders. In addition, shares of preferred stock could be issued with rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

As of June 30, 2009, 21,700 shares of Series A Non-Cumulative Preferred Stock were issued and outstanding and 180,000 shares of Fixed Rate Cumulative Preferred Stock, Series B, were issued and outstanding.

DESCRIPTION OF DEBT SECURITIES

We may offer from time to time debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under one or more separate indentures between us and a trustee to be identified in the applicable prospectus supplement. The indentures are substantially identical except for the subordination provisions described below under “Subordinated Debt Securities” in this “Description of the Debt Securities”. This summary refers to both indentures as the “indenture”.

We have summarized the general terms and provisions of the indenture below. The summary is not complete. The form of indenture for senior indebtedness and indenture for subordinated indebtedness have been incorporated by reference as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

We can issue an unlimited amount of debt securities under the indenture. The debt securities may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices, expressed as a percentage of the principal amount, at which we will sell the debt securities;

•	whether the debt securities will be senior or subordinated;

•	any subordination provisions, if different from those described below under “Subordinated Debt Securities”;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates, which may be fixed or variable, per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

In addition, the indenture does not limit our ability to issue convertible debt securities. Any conversion provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. United, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection, such as acceleration, in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than United) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities”. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	adversely affect the right to convert any debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will remain liable for those payments.

The Trustee

The indentures limit the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the subordinated debt securities:

•	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•	in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“indebtedness” means:

(1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

(4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

(5) all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

(6) all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7) any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

•	indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities; and

•	our indebtedness to any of our majority-owned subsidiaries.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered under that applicable prospectus supplement and any contrary general terms outlined in this section that will not apply to those warrants.

We may issue warrants independently or together with debt securities. The warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, all as stated in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of the warrants offered in this prospectus, including the following, if applicable:

•	the offering price;

•	the title of the warrants;

•	the designation and terms of any related debt securities with which the warrants are to be issued and the number of the warrants offered with each debt security;

•	the date, if any, on and after which the holder of the warrants can transfer them separately from the related debt securities;

•	the date on which the right to exercise the warrants will commence and the date on which this right will expire; and

•	whether the warrant certificates representing the warrants will be issued in registered or bearer form, and if registered, where they are transferred and registered.

A holder can exchange warrant certificates for new warrant certificates of different authorized denominations, and can exercise his or her warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Each warrant entitles the holder of that warrant to purchase the principal amount of securities at the price stated, or determinable in the applicable prospectus supplement. A holder can exercise warrants during the period stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder can exercise warrants as stated in the applicable prospectus supplement relating to the warrants. We will, as soon as practicable, forward to you the securities purchased upon exercise. If less than all of the warrants represented by the warrant certificates are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any prospectus supplement to or through one or more underwriters or dealers or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions: (1) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (2) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (3) a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; (4) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (5) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (6) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”. Our preferred stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

Kilpatrick Stockton LLP will provide an opinion as to the legality of the securities. As of the date of this prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 44,000 shares of our common stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries incorporated by reference in this prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as stated in their report dated February 24, 2009, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus (and other documents to which it refers) contains forward-looking statements regarding us, including, without limitation, statements relating to our expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from the expectations expressed in such forward-looking statements:

•	the condition of the banking system and financial markets;

•	our limited ability to raise capital or maintain liquidity;

•	our ability to pay dividends;

•	our past operating results may not be indicative of future operating results;

•	our business is subject to the success of the local economies in which we operate;

•	our concentration of construction and land development loans is subject to unique risks that could adversely affect our earnings;

•	we may face risks with respect to future expansion and acquisitions or mergers;

•	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

•	if our allowance for loan losses is not sufficient to cover actual loan losses, earnings would decrease;

•	competition from financial institutions and other financial service providers may adversely affect our profitability;

•	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

•	business increases, productivity gains and other investments are lower than expected or do not occur as quickly as anticipated;

•	competitive pressures among financial services companies increase significantly;

•	the success of our business strategy;

•	the strength of the United States economy in general;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation or market conditions fluctuate;

•	conditions in the stock market, the public debt market and other capital markets deteriorate;

•	financial services laws and regulations change;

•	technology changes and we fail to adapt to those changes;

•	consumer spending and saving habits change;

•	unanticipated regulatory or judicial proceedings or enforcement actions occur, or any such proceedings or enforcement actions are more severe than the Company anticipates;

•	we may not be able to raise capital consistent with our capital plan; and

•	we are unsuccessful at managing the risks involved in the foregoing.

We caution that the foregoing list of factors is not exclusive and not to place undue reliance on forward-looking statements. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.

Readers are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus.

$175,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Sandler O’neill + partners, l.p.	SunTrust Robinson Humphrey

September   , 2009